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                                                                    Exhibit 99.1
                                                                    ------------



                                    FORM OF

                             NON-TRANSFER AGREEMENT


                                                         _________________, 2001

To recipients of the prospectus dated _____, 2001 of Star Scientific, Inc., relating to the resale of up to 210,000 shares of Star Scientific, Inc.
common stock, par value $.01 ("Common Stock")

Ladies and Gentlemen:

     This letter agreement is entered into by the undersigned holder (the "Holder") of Common Stock, Mr. Jonnie Williams, Kathleen M. O'Donnell, as Trustee for the Irrevocable Trust #1 f/b/o Dr. Francis E. O'Donnell, Jr., M.D. and Star Scientific, Inc. ("Star Scientific").

     Recipients of this letter will receive shares of Common Stock (the "Shares") to be issued pursuant to a prospectus of Star Scientific dated ________, 2001. These shares will be issued to the recipients of this letter on or about ________, 2001 (the "Issuance Date").

     The Holder hereby agrees that, for a period starting on the Issuance Date and ending on the date that is the third anniversary of the Issuance Date (the "Restricted Period"), the Holder will not, directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any of the Shares, or enter into any swap or other arrangement that would transfer all or a portion of the economic consequences of ownership of the Shares without the prior written consent of Star Scientific, which may be withheld in Star Scientific's sole discretion.

     The Holder may dispose of all or any portion of his or her Shares only upon the earlier to occur of (i) the expiration of the Restricted Period and (ii) a Change of Control (as such term is defined in Exhibit A to this Agreement).

     This Agreement does not restrict:
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  .  transactions relating to securities of Star Scientific acquired in open market transactions before or after the date of this letter; or

  . a Permitted Transfer (as defined below), provided that any person or entity receiving Shares pursuant to such Permitted Transfer shall agree in writing to be bound by the provisions of this Agreement. For purposes of this Agreement, a "Permitted Transfer" means (i) a transfer of the Shares, whether by will or intestate succession, upon death to the Holder's spouse, child or grandchild of the Holder (each a "Family Member") or to a revocable trust for the benefit of Family Members of which the Holder is a trustee (a "Living Trust Transferee") or to a testamentary trust established for the benefit of any Family Member of the Holder (a "Testamentary Trust"), or to the Holder's executor, administrator or other personal representative pending final distribution to such Family Member, Living Trust Transferee or Testamentary Trust or (ii) a bona fide pledge of the Shares to secure indebtedness of the Holder.

     Holder hereby authorizes:

  . Star Scientific and its transfer agent and registrar to place restrictive legends on any share certificates representing the Shares as required by applicable securities laws and to enter stop transfer restrictions on the transfer books and records of Star Scientific with respect to the Shares to be issued to the Holder; and

  . Star Scientific, its transfer agent and registrar to decline to effect any transfer of such Shares if, in the opinion of Star Scientific, such transfer would constitute a violation or breach of this Agreement.

     The Holder agrees that this Agreement is irrevocable and will be binding on the Holder and the successors, heirs, personal representative and assigns of the Holder. The Holder further acknowledges that Star Scientific is relying upon this Agreement in assisting with the offering of the Shares.

     The Holder acknowledges that any sale or other transfer or disposition of any of the Shares in violation of this Agreement will be null and void. The Holder further acknowledges that it is impossible to measure the damages that will accrue to Star Scientific by reason of a failure of the Holder to comply with the terms of this Agreement. Therefore, if Star Scientific shall institute any action or proceeding to enforce the provisions of this Agreement, the Holder agrees that Star Scientific shall be entitled to injunctive relief, and the Holder waives, and shall not allege, any claim or defense that the Holder has an adequate remedy at law.
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     This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia (without regard to
its laws relating to choice-of-law or conflicts-of-law).   This Agreement shall
not be amended or modified except by a written instrument duly executed by Star Scientific.


                                    STAR SCIENTIFIC, INC.




                                    By: Paul L. Perito
                                        Chairman, President and
                                        Chief Operating Officer


                                    ___________________________
                                    Jonnie R. Williams



                                    __________________________
                                    Kathleen M. O'Donnell, Trustee,
                                    for the Irrevocable Trust #1, f/b/o
                                    Dr. Francis E. O'Donnell, Jr., M.D.


Accepted and Agreed to this ____, day of __________, 2001


Signed:___________________________
       Name of Holder:
       Number of Shares:
       Address:
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Exhibit A - Change in Control

A Change in Control will have occurred upon:

(a) any consolidation or merger involving Star Scientific if the shareholders of Star Scientific immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding voting securities of Star Scientific immediately before such merger or consolidation;

(b) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of Star Scientific or assets representing over 50% of the operating revenue of Star Scientific; or

(c) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is not, on the date hereof, a "controlling person" (as defined in Rule 405 under the Securities Act of 1933) (a "Controlling Person") of Star Scientific becomming

     . the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of over 50% of Star Scientific's outstanding Common Stock or the combined voting power of Star Scientific's then outstanding voting securities entitled to vote generally or

     .  a Controlling Person of Star Scientific.